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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  ABC BANCORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                   NOTICE OF

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                               ----------------

                                  ABC BANCORP

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 9, 2000

                                  ABC Bancorp
                            310 First Street, S.E.
                            Moultrie, Georgia 31768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 9, 2000

To the Shareholders of ABC Bancorp:

  Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of ABC Bancorp (the "Company") will be held at Sunset Country Club, Thomasville Highway, Moultrie, Georgia, on Tuesday, May 9, 2000, commencing at 4:15 p.m., local time, for the following purposes:

    (1) To elect three Class III directors for a three-year term of office;

    (2) To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company's independent accountants for the fiscal year ending December 31, 1999; and

    (3) To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

  The close of business on March 10, 2000 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

  Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered -- whether individually, as joint tenants, or in a representative capacity -- and sign the related proxy accordingly.

  A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least ten days prior to the Annual Meeting at the Company's corporate offices located at the address set forth above.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

                             By Order of the Board of Directors

                             /s/ Doyle Weltzbarker
                             Doyle Weltzbarker, Chairman

Moultrie, Georgia
March 21, 2000

                                  ABC Bancorp
                            310 First Street, S.E.
                            Moultrie, Georgia 31768

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about March 21, 2000) are furnished to shareholders of ABC Bancorp (the "Company") in connection with the solicitation by and on behalf of the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Sunset Country Club, Thomasville Highway, Moultrie, Georgia, on Tuesday, May 9, 2000, at 4:15 p.m., local time, and any adjournment or postponement thereof.

  A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy. UNLESS AUTHORITY IS WITHHELD IN THE MANNER INDICATED ON THE ENCLOSED FORM OF PROXY, IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES NAMED HEREIN.

  Only shareholders of record at the close of business on March 10, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 8,609,267 shares of common stock (the "Common Stock") outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

  The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by officers and other employees of the Company in person or by telephone, telecopier or telegraph. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expenses of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  Principal Shareholders. There are currently no persons who are known to the Board to own beneficially five percent or more of the outstanding Common Stock.

  Security Ownership of Management and Others. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the Record Date by directors, nominees for election as directors, executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation and Other Information" and by all directors and executive officers as a group.

                                                             Common Stock
                                                          Beneficially Owned
                                                           as of March 10,   Percent
Name of Beneficial Owner       Position with the Company       2000 (1)      of Class
------------------------      --------------------------- ------------------ --------
Johnny W. Floyd (2).........           Director                 60,315           *
J. Raymond Fulp.............           Director                 35,317           *
Wycliffe R. Griffin (3).....           Director                 31,184           *
Kenneth J. Hunnicutt (3)....   Chief Executive Officer,        240,165         2.79%
                                President and Director
Daniel B. Jeter.............           Director                  3,466           *
W. Edwin Lane, Jr. (5)......   Executive Vice President         17,463           *
                              and Chief Financial Officer
Bobby B. Lindsey (6)........           Director                 80,042           *
Hal L. Lynch (7)............           Director                 15,890           *
Robert P. Lynch (8).........           Director                197,077         2.29%
Mark D. Thomas (9)..........   Executive Vice President,        50,576           *
                                Chief Operating Officer
                                     and Director
Eugene M. Vereen, Jr. (10)..           Director                 80,441           *
Doyle Weltzbarker (11)......           Director                 89,700         1.04%
Henry C. Wortman (12).......           Director                 53,303           *
All directors and executive               --
 officers as a group
 (15 persons, including
 those listed above)........                                   954,939        11.09%

--------
  *Less than 1%.
 (1) Except as otherwise specified, each individual has sole and direct beneficial ownership interest and voting rights with respect to all shares of Common Stock indicated. Numbers reflect a 6 for 5 stock split for all shareholders of record as of December 15, 1999.
 (2) Includes 9,149 shares owned by Mr. Floyd's wife and 26,978 shares owned by accounts for the benefit of Mr. Floyd's two children, of which Mr. Floyd is custodian.
 (3) Mr. Griffin was appointed by the Board on July 15, 1999 to serve as a Class III director. (See "BOARD OF DIRECTORS -- Recent Changes to the Board").
 (4) Includes options to acquire 77,500 shares (See "EXECUTIVE COMPENSATION AND OTHER INFORMATION"); 52,800 shares of restricted Common Stock granted on January 19, 1999 and January 18, 2000; 10,759 shares owned by a partnership in which Mr. Hunnicutt is a partner; and 3,182 shares owned by a partnership of which Mr. Hunnicutt's wife is a partner.
 (5) Includes options to acquire 14,263 shares (See "EXECUTIVE COMPENSATION AND OTHER INFORMATION"), 1,200 shares of restricted Common Stock granted on January 19, 1999 and 2,000 shares of restricted Common Stock granted on January 18, 2000.
 (6) Includes 16,358 shares owned by Mr. Lindsey's three children, with whom Mr. Lindsey shares investment and voting power; and 998 shares owned by Mr. Lindsey's wife, with whom he shares investment and voting power. Also includes 12,049 shares owned by Dixie Oil Co.; 9,049 shares owned by Dixie Gas & Oil Co.; 9,049 shares owned by Dixie Petroleum Co.; 12,049 shares owned by L & L Oil Co., Inc.; and

     11,850 shares owned by L&D Advertising Co., with respect to all of which Mr. Lindsey is President. Mr. Lindsey will be retiring from the Board, effective as of the date of the Annual Meeting. (See "BOARD OF
     DIRECTORS -- Recent Changes to the Board").
 (7) Mr. Lynch will be retiring from the Board, effective as of the date of the Annual Meeting. (See "BOARD OF DIRECTORS -- Recent Changes to the Board").
 (8) Robert P. Lynch was appointed by the Board on February 15, 2000 to fill the seat to be vacated by Hal L. Lynch. (See "BOARD OF DIRECTORS -- Recent Changes to the Board"). Includes 3,750 shares held by Mr. Lynch's wife and 122,077 shares owned by family members, with whom Mr. Lynch shares voting power.
 (9) Mark D. Thomas was appointed by the Board on July 20, 1999 to serve as a Class I Director. (See "BOARD OF DIRECTORS -- Recent Changes to the Board"). Includes 24,576 shares of restricted Common Stock granted to Mr. Thomas during fiscal year 1999; 2,000 shares of restricted Common Stock granted to Mr. Thomas on January 18, 2000; and options to acquire 12,000 shares granted on January 18, 2000.
(10) Includes 2,026 shares owned by Mr. Vereen's wife.
(11) Includes 24,426 shares held by the West-End Milling Company ESOP Trust, of which Mr. Weltzbarker serves as trustee and as to which Mr. Weltzbarker disclaims beneficial ownership.
(12) Includes 13,645 shares owned by Mr. Wortman's wife, with whom Mr. Wortman shares investment and voting power; 10,004 shares held as co-trustee with Mr. Wortman's wife for the benefit of their two children; 1,170 shares owned jointly with Mr. Wortman's father-in-law; and 2,534 shares owned jointly by Mr. Wortman and his wife.

                       PROPOSAL I: ELECTION OF DIRECTORS

  The Company has a classified Board currently consisting of four Class I directors (Messrs. Floyd, Griffin, Jeter and Thomas), four Class II directors (Messrs. Fulp, Lindsey, Lynch and Wortman), and three Class III directors (Messrs. Vereen, Hunnicutt and Weltzbarker). The Class III directors currently serve until the Annual Meeting, and the Class I and Class II directors currently serve until the annual meetings of shareholders to be held in 2001 and 2002, respectively. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2001, 2002 and 2003, respectively, and until their respective successors are elected and qualified. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board and newly created directorships can generally be filled by vote of a majority of the directors then in office. Executive officers are elected annually by the Board and serve at the discretion of the Board.

  At the Annual Meeting, shareholders are being asked to elect three directors to serve as Class III directors until the 2003 annual meeting of shareholders and until their successors are duly elected and qualified.

  In order to be elected, a nominee for director must receive an affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

  Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote "FOR" the election of the nominees listed below as directors for the ensuing term and until their successors are elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board knows of no reason to anticipate that the nominees will not be candidates. Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years. Except for the family relationship between Robert P. Lynch, a newly appointed director, and Hal L. Lynch, a current director who is retiring effective as of the Annual Meeting (See "BOARD OF DIRECTORS -- Recent Changes to the Board"), there is no family relationship between any of the directors and executive officers of the Company.

  The following sets forth certain information as of the Record Date concerning the nominees for election as directors of the Company and the other directors whose terms of office will continue after the Annual Meeting.

Nominees for Election as Class III Directors with Terms Expiring in 2003.

  Eugene M. Vereen, Jr. (age 79) has been a director since 1981. Mr. Vereen was the Chairman of the Board from 1981 to April 19, 1995 and Chief Executive Officer of the Company from 1981 to 1994. From 1971 to present, Mr. Vereen has also served as a director of American Banking Company. From the time of their acquisition to 1995, Mr. Vereen has also served as a director of Heritage Community Bank, Bank of Thomas County, Citizens Security Bank and Cairo Banking Company, each of which is a wholly-owned subsidiary of the Company. Mr. Vereen is President of M.I.A., Co., a real estate holding and investment company, and has previously served as Senior President of American Banking Company. He now serves as Chairman Emeritus of the Company and President Emeritus of American Banking Company. From 1951 until its sale in 1983,
Mr. Vereen served as Chairman of the Board of Moultrie Insurance Agency.

  Kenneth J. Hunnicutt (age 63) has been a director since 1981. Mr. Hunnicutt has also been Chief Executive Officer of the Company since 1994 and President since 1981. Mr. Hunnicutt served as Senior President of American Banking Company from 1989 to 1991 and as President of American Banking Company from 1975 to 1989 and currently serves as a director of American Banking Company, Heritage Community Bank, Bank of Thomas County, Citizens Security Bank, Cairo Banking Company, Southland Bank, Central Bank & Trust, First National Bank of South Georgia and Merchants and Farmers Bank, each of which is a wholly-owned subsidiary of the Company. Mr. Hunnicutt also serves on the advisory board of Norfolk Southern Corporation, which owns Norfolk Southern Railroad.

  Doyle Weltzbarker (age 65), Chairman of the Board, has been a director since 1985 and was Vice Chairman of the Board from 1995 through 1998. Since 1975, Mr. Weltzbarker has served as director of Heritage Community Bank and he currently serves as Chairman. Since 1985, Mr. Weltzbarker has served as a director and President of West End Milling Company, a feed manufacturing business, and Brooksco Dairy, Inc., a livestock and farming business. Mr. Weltzbarker also serves as a director of Georgia-Florida Fertilizer Co. and the Georgia Agribusiness Council and serves on the advisory board of Norfolk Southern Corporation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL I.

                              BOARD OF DIRECTORS

Directors.

  J. Raymond Fulp (age 55) became a director of the Company in 1989 and has been a director of Citizens Security Bank since 1987. Mr. Fulp was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. Mr. Fulp's term expires in the year 2002.

  Henry C. Wortman (age 61) has been a director since 1990. Mr. Wortman has also been Vice Chairman and a director of Heritage Community Bank since 1988. Mr. Wortman has been a principal partner of Jackson & Wortman, a dairy, pecan, timber and general farming operation based in Quitman, Georgia, since 1965. Mr. Wortman is also a member of the Georgia Agricultural Commodity Commission for Milk, a member of the Board of Directors of the Georgia-Florida Fertilizer Company and the Treasurer of Georgia Milk Producers. Mr. Wortman's term expires in the year 2002.

  Johnny W. Floyd (age 61) has been a director since 1995. Mr. Floyd currently serves as the Chairman of the Board of Directors of Central Bank and Trust, of which he has been a director since 1986. Mr. Floyd is the President of Floyd Timber Company, a forestry products company, and the President of Cordele Realty. Mr. Floyd has also been a member of the Georgia House of Representatives since 1989. Mr. Floyd's term expires in the year 2001.

  Daniel B. Jeter (age 48) has been a director since 1997. Mr. Jeter is the Vice-President and a majority shareholder of Standard Discount Corporation ("Standard"), a consumer finance company. Mr. Jeter joined Standard, a family-owned business, in March 1979 and is an officer and director of each of Standard's several affiliates, Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro, Globe Financial Services of Thomasville, Classic Insurance Company, Ltd. and Cavalier Insurance Company (of which he serves as President). In addition, Mr. Jeter serves as a director of the Georgia Industrial Loan Association and of the Georgia Financial Services Association. Mr. Jeter's term expires in the year 2001.

  The backgrounds of Bobby B. Lindsey and Hal L. Lynch have been omitted because their terms of office as directors will not continue after the Annual Meeting. (See "BOARD OF DIRECTORS -- Recent changes to the Board"). The backgrounds of the directors with terms expiring in 2003 are summarized above.

Recent Changes to the Board.

  In accordance with the Company's Bylaws, which require all directors who attain the age of 70 to retire from the Board no later than the date of the next regularly scheduled annual meeting of the Company's shareholders after the director's birthday, on February 15, 2000, Bobby B. Lindsey and Hal L. Lynch submitted their resignations from the Board, effective as of the date of the Annual Meeting. Also in accordance with the Company's Bylaws, on February 15, 2000, the Board unanimously appointed Robert P. Lynch to fill the vacancy created by the resignation of his father, Hal L. Lynch. Robert P. Lynch will begin serving on the Board effective as of the date of the Annual Meeting and will serve out the remainder of Hal L. Lynch's term or until the next meeting of the Company's shareholders at which Class II directors are elected. The following sets forth certain information as of the Record Date concerning Robert P. Lynch.

  Robert P. Lynch (age 37) was appointed by the Board on February 15, 2000 to serve out the remainder of the term of his father, Hal L. Lynch, who will retire from the Board, effective as of the date of the Annual Meeting. Mr. Lynch is Vice President and General Manager of Lynch Management Company, which manages Daytona Lincoln-Mercury, Thomasville Sales, Fairway Oldsmobile & Toyota, North Florida Lincoln-Mercury and other automobile dealerships in Florida and Georgia. Mr. Lynch is currently responsible for operating Fairway Oldsmobile & Toyota in Albany, Georgia. Mr. Lynch has been in the automobile business since 1985. Mr. Lynch's term will expire in the year 2002.

  On July 15, 1999, the Board appointed Wycliffe R. Griffin to serve as a Class I director until the next meeting the of the Company's shareholders at which Class I directors are elected. The following sets forth certain information as of the Record Date concerning Mr. Griffin.

  Wycliffe R. Griffin (age 69) has been a director of the Company since July 15, 1999. Mr. Griffin is also a member of City Board of Directors for the Ocilla branch of Citizens Security Bank. Mr. Griffin is also a member of the Board of Directors of Triangle Chemical Company and Cardinal Chemical Co. of Kinston, North Carolina. Mr. Griffin is an active member of Ocilla Baptist Church and currently serves as Deacon. Mr. Griffin's term will expire in the year 2001.

  On July 20, 1999, the Board unanimously appointed Mark D. Thomas to serve as a Class I director until the next meeting of the Company's shareholders at which Class I directors are elected. The following sets forth certain information as of the Record Date concerning Mr. Thomas.

  Mark D. Thomas (age 46) has been a director of the Company since July 20, 1999. Mr. Thomas has also been Executive Vice President and Chief Operating Officer of the Company since July 20, 1999. From September 1977 through July 1999, Mr. Thomas was employed by First Union National Bank, where he previously served as Senior Vice President and State Consumer Banking Executive for First Union's Tennessee subsidiary. Mr. Thomas now resides in Moultrie, Georgia, and has been active in the United Way, the Chamber of Commerce, the YMCA and the Boy Scouts of America. Mr. Thomas' term will expire in the year 2001.

Committees of the Board.

  The Company's Executive Committee is currently comprised of seven directors, a majority of whom are neither officers nor employees of the Company. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company's Bylaws, issue stock or recommend any action to shareholders. The Executive Committee, among other things, considers and makes recommendations to the Board regarding the size and composition of the Board, recommends and nominates candidates to fill Board vacancies that occur and recommends to the Board the director nominees for whom the Board will solicit proxies. The current members of the Executive Committee are Messrs. Hunnicutt, Jeter, Lindsey, Lynch, Thomas, Vereen and Weltzbarker. After the Annual Meeting, the size of the Executive Committee will be reduced to six members and will be comprised of Messrs. Fulp, Hunnicutt, Jeter, Thomas, Vereen and Weltzbarker.

  The Company's Executive Loan Committee is comprised of five members. Four of the Executive Loan Committee members are directors of the Company, and the remaining member is the Company's Senior Credit Officer. The Executive Loan Committee is responsible for reviewing and approving all of the Company's and the Subsidiary Banks' loan and credit requests with principal amounts between $2.5 million and $4.0 million. The current members of the Executive Loan Committee are Mr. Jon S. Edwards and Messrs. Hunnicutt, Thomas, Weltzbarker and Wortman.

  The members of the Company's Compensation Committee, established in 1992, are Messrs. Vereen, Hunnicutt, Weltzbarker and Jeter. The duties of the Compensation Committee are generally to establish the salaries, bonuses, management perquisites and other compensation of the officers of the Company and each of the Company's nine subsidiary banks (the "Banks"). The Compensation Committee also has the authority to administer and interpret the Company's Money Purchase Pension and 401(k) plans, the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan and the 1997 Incentive Stock Option Plan for Kenneth J. Hunnicutt, including the selection of eligible participants in such plans and the type, amount, duration, acceleration and vesting of individual grants and awards made thereunder.

  The Company also has an Audit Committee consisting of four members, all of whom are directors of the Company. The Audit Committee meets as required to review the audits performed by the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the Department of

Banking of the State of Alabama, the Company's independent accountants and the internal auditors of the Company and the Banks. The current members of the Audit Committee are Messrs. Fulp, Jeter, Weltzbarker and Wortman.

  The Company does not have a standing nominating committee.

  In 1999, the Board held 12 meetings; the Executive Committee held 12 meetings; the Executive Loan Committee held 16 meetings; the Compensation Committee held nine meetings; and the Audit Committee held two meetings. Each director attended at least 75% of all meetings of the full Board and of those Committees on which he served in 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation.

  The following table and notes present the cash and non-cash compensation paid or accrued during each of the last three fiscal years to the Company's Chief Executive Officer and to any other executive officer whose total cash compensation exceeded $100,000.

                           Summary Compensation Table

                                                                             Long Term Compensation
                                                                          ---------------------------------
                                           Annual Compensation                   Awards             Payouts
                                      ----------------------------------- ----------------------    -------
    Name and                                                                                                 All Other
   Principal                                                 Other Annual Restricted    Options/     LTIP      Annual
    Position                  Year     Salary         Bonus  Compensation Stock Award     SARs      Payouts Compensation
   ---------                  ----    --------       ------- ------------ -----------   --------    ------- ------------
Kenneth J. Hunnicutt,         1999    $277,400(1)(2) $78,310     --        $274,296(3)      --        --      $51,302(4)
 Chief Executive Officer,     1998    $263,400(1)(2) $87,236     --             --          --        --      $43,102(4)
 President and Director       1997    $253,703(1)(2) $88,469     --             --       67,500       --      $55,102(4)

Mark D. Thomas,               1999    $ 84,423(1)(5)     --      --        $286,802(6)      --        --      $ 2,048(7)
 Executive Vice President,    1998(8)      --            --      --             --          --        --          --
 Chief Operating Officer      1997(8)      --            --      --             --          --        --          --
 And Director

W. Edwin Lane, Jr.,           1999    $ 98,400       $ 8,715     --        $ 12,468(9)    2,263(10)   --      $ 9,422(11)
 Executive Vice President     1998    $ 86,114       $ 9,892     --             --        2,263       --      $ 6,957(11)
 And Chief Financial Officer  1997    $ 81,750       $ 9,584     --             --          --        --          --

--------
 (1) Includes directors' fees.
 (2) Contributions to the investment account under the Deferred Compensation Agreement are disclosed as "All Other Annual Compensation." See footnote
     (4), below.
 (3) On January 19, 1999, the Board awarded Mr. Hunnicutt 26,400 shares of restricted Common Stock, adjusted to take into account a 6 for 5 stock split for all shareholders of record as of December 15, 1999, with a fair market value equal to $10.39 per share on the date of grant.
 (4) For 1997, the Company made contributions for the benefit of Mr. Hunnicutt to a Simplified Employee Pension Plan in the amount of $24,000, to the investment account under the Deferred Compensation Agreement in the amount of $15,300, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. For 1998, the Company made matching contributions for the benefit of Mr. Hunnicutt to the Company's 401(k) plan in the aggregate amount of $4,000, to the Company's Money Purchase Pension Plan in the aggregate amount of $8,000, to the investment account under the Deferred Compensation Agreement in the amount of $15,300, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. For 1999, the Company made matching contributions for the benefit of Mr. Hunnicutt to the Company's 401(k) plan in the aggregate amount of $5,600, to the Company's Money Purchase Pension Plan in the aggregate amount of $8,000, to the investment account under the Deferred Compensation Agreement in the amount of $15,300, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. Amount for 1999 also includes dividends paid on shares of restricted Common Stock during 1999 in the amount of $6,600.
 (5) Mr. Thomas commenced employment with the Company as its Executive Vice President and Chief Operating Officer as of July 20, 1999, pursuant to an Executive Employment Agreement that provides for an annual base salary of $180,000. See "--Executive Employment Agreement with Mr. Thomas."
 (6) On July 20, 1999, the Board awarded Mr. Thomas 24,576 shares of restricted Common Stock, adjusted to take into account a 6 for 5 stock split for all shareholders of record as of December 15, 1999, with a fair market value equal to $11.67 per share on the date of grant.
 (7) For 1999, the Company paid dividends on the shares of restricted Common Stock held by Mr. Thomas in the amount of $2,048.
 (8) Information for fiscal years 1998 and 1997 are not included for Mr. Thomas, as he was not employed with the Company until July 20, 1999.

 (9) On January 19, 1999, the Board awarded Mr. Lane 1,200 shares of restricted Common Stock, adjusted to take into account a 6 for 5 stock split for all shareholders of record as of December 15, 1999, with a fair market value equal to $10.39 per share on the date of grant.
(10) Reflects a 6 for 5 stock split for all shareholders of record as of December 15, 1999.
(11) For 1998, the Company made contributions for the benefit of Mr. Lane to the Company's 401(k) plan in the aggregate amount of $2,157 and to the Company's Money Purchase Pension Plan in the aggregate amount of $4,800. For 1999, the Company made contributions for the benefit of Mr. Lane to the Company's 401(k) plan in the aggregate amount of $3,756 and to the Company's Money Purchase Pension Plan in the aggregate amount of $5,366. Amount for 1999 also includes dividends paid on shares of restricted Common Stock held by Mr. Lane in the amount of $300.

Option Grants in Year Ended December 31, 1999.

  The following table sets forth information with respect to options granted under the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan to the Company's Chief Executive Officer and to any other executive officer whose total cash compensation exceeded $100,000 for the year ended December 31, 1999.

                           OPTION GRANTS DURING 1999

                                                                                                Potential
                                                                                           Realizable Value at
                                                                                         Assumed Annual Rates of
                                                                                        Stock Price Appreciation
                                               Individual Grants                           for Option Term (2)
                         -------------------------------------------------------------- -------------------------
                                                  Percent of
                               Number of         Total Options    Exercise
                         Securities Underlying    Granted to        Price    Expiration
                          Options Granted (1)  Employees in 1999 (per share)    Date         5%          10%
          Name           --------------------- ----------------- ----------- ---------- ------------ ------------
Kenneth J. Hunnicutt....           --                 --              --           --            --           --
Mark D. Thomas..........           --                 --              --           --            --           --
W. Edwin Lane, Jr.......         2,263 (3)           4.41%          $9.90     01/19/09       $36,493      $58,109

--------
(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 10 years after the date of grant. All shares listed reflect a 6 for 5 stock split for all shareholders of record as of December 15, 1999.
(2) These amounts represent certain assumed rates of appreciation as set forth by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(3) These options vest and become exercisable at the rate of 20% per year beginning January 19, 2000.

Stock Option Exercises During 1999 and Stock Option Year-End Values.

  The following table sets forth information with respect to options exercised in the last fiscal year by the Company's Chief Executive Officer and any other executive officer whose total cash compensation exceeded $100,000 for the year ended December 31, 1999, together with the number and value of unexercised options and SARs held as of the end of the last fiscal year for each such person.

       Aggregated Option Exercises and Fiscal Year-End Option/SAR Values

                                                     Number of Securities                Value of Unexercised
                                                    Under-lying Unexercised                  In-the-Money
                           Shares                 Options/SARs at FY-End (#)         Options/SARs at FY-End ($)(1)
                         Acquired On    Value     -------------------------------    -----------------------------
          Name            Exercise   Realized (1) Exercisable      Unexercisable      Exercisable   Unexercisable
          ----           ----------- ------------ -------------    --------------    -----------------------------
Kenneth J. Hunnicutt....     --          $--         35,351            42,150           $61,256         $  --
Mark D. Thomas..........     --          $--            --                --            $   --          $  --
W. Edwin Lane, Jr.......     --          $--            452             4,074           $   328         $1,313

--------
(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

Deferred Compensation Agreement.

  The Company has entered into a Deferred Compensation Agreement with Mr. Hunnicutt, pursuant to which the Company has agreed to pay Mr. Hunnicutt deferred compensation in the event of his retirement, disability or death or the termination of his employment in the amounts and for the periods set forth below. In the fiscal year ended December 31, 1999, $39,751 was accrued, but not paid, to Mr. Hunnicutt pursuant to the Deferred Compensation Agreement.

            Event                           Amount                   Number of Months
            -----                           ------                   ----------------
Normal retirement               $3,750/month                                180

Early retirement                Value of investment account (1)             120

Disability                      $3,750/month if during normal
                                retirement                                  180

                                Value of investment account if
                                prior to retirement (1)                     120

Death during normal retirement  $5,000/month                       Balance of 180 months

Death during early retirement   $5,000/month                       Balance of 120 months

Death prior to retirement       $5,000/month                                180

Termination of employment       Value of investment account (1)(2)          120

--------
(1) The balance of the investment account as of December 15, 2000 will be $360,000.
(2) Mr. Hunnicutt may elect not to receive the value of the investment account upon termination of his employment and instead receive normal retirement benefits of $3,750 per month for 180 months when he reaches normal retirement age.

Salary Continuation Agreement.

  The Company has entered into a Salary Continuation Agreement with Mr. Hunnicutt. The Salary Continuation Agreement provides, among other things, that if Mr. Hunnicutt remains in the Company's employ until he reaches age 68, he will be entitled to receive 15 annual payments of $33,750 each.

Executive Employment Agreement with Mr. Hunnicutt.

  The Company entered into an Amended and Restated Executive Employment Agreement with Mr. Hunnicutt effective as of May 24, 1999, (the "Hunnicutt Employment Agreement"), pursuant to which Mr. Hunnicutt has agreed to serve as the President and Chief Executive Officer of the Company for a term of five years. The term of the Hunnicutt Employment Agreement will not expire prior to the expiration of 24 months after the occurrence of a Change of Control (as such term is defined in the Hunnicutt Employment Agreement) of the Company. The Hunnicutt Employment Agreement provides that Mr. Hunnicutt will receive a minimum base salary of $250,000, and he is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Hunnicutt Employment Agreement also provides certain additional benefits to Mr. Hunnicutt if he is terminated by the Board for "cause" (as defined in the Hunnicutt Employment Agreement) or if he terminates his employment for "good reason" (as defined in the Hunnicutt Employment Agreement).

  If Mr. Hunnicutt elects to terminate his employment upon 90 days' notice, or the Hunnicutt Employment Agreement is terminated because of Mr. Hunnicutt's "disability" (as defined in the Hunnicutt Employment Agreement), then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Hunnicutt's death, the Company is obligated to purchase, under certain circumstances, all outstanding stock options previously granted to Mr. Hunnicutt, whether or not such options are then exercisable, at a cash purchase price equal to the amount by which the aggregate fair market value of such options exceed their exercise price. The Hunnicutt Employment Agreement also includes certain restrictive covenants which limit Mr. Hunnicutt's ability to compete with the Company or to divulge certain confidential information concerning the Company.

Executive Employment Agreement with Mr. Thomas.

  The Company entered into an Executive Employment Agreement with Mr. Thomas dated as of July 12, 1999 (the "Thomas Employment Agreement"), pursuant to which Mr. Thomas has agreed to serve as the Executive Vice President and Chief Operating Officer of the Company for an initial term of two years. The term is automatically extended for an additional one year term on the anniversary of the effective date of the Thomas Employment Agreement unless either party gives written notice to the other party not to so extend the term within 90 days prior to any such anniversary, in which case no further extension will occur and the term will end two years after the anniversary of the date of the notice not to extend. Notwithstanding any notice by the Company not to extend, the term of the Thomas Employment Agreement will not expire prior to the expiration of 24 months after the occurrence of a Change of Control (as such term is defined in the Thomas Employment Agreement) of the Company. The Thomas Employment Agreement provides that Mr. Thomas will receive a minimum base salary of $180,000, and is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Chief Operating Officer of the Company. The Thomas Employment Agreement also provides certain additional benefits to Mr. Thomas if he is terminated by the Board for "cause" (as defined in the Thomas Employment Agreement) or if he terminates his employment for "good reason" (as defined in the Thomas Employment Agreement).

  If Mr. Thomas elects to terminate his employment upon 90 days' notice, or the Thomas Employment Agreement is terminated because of Mr. Thomas' Disability (as defined in the Thomas Employment Agreement), then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Thomas' death, the Company is obligated to pay him his annual salary and annual bonus through the date of death. The Thomas Employment Agreement also includes certain restrictive covenants which limit Mr. Thomas' ability to compete with the Company or to divulge certain confidential information concerning the Company.


Executive Consulting Agreement.

  On September 20, 1994, the Company entered into an Executive Consulting Agreement with Eugene M. Vereen, Jr., as amended on March 30, 1995 (as so amended, the "Consulting Agreement"), pursuant to which Mr. Vereen has agreed to provide certain consulting services to the Company following his retirement or resignation as Chairman of the Board for a period of six years, provided that the Consulting Agreement automatically terminates upon Mr. Vereen's 80th birthday. Mr. Vereen retired as Chairman of the Board on April 19, 1995. The Consulting Agreement provides that Mr. Vereen will provide consulting services to the Company when requested by the Company's Chief Executive Officer and that the Company will pay Mr. Vereen the sum of $87,500 per year for his services thereunder. In addition, Mr. Vereen is entitled to reimbursement for his reasonable expenses incurred in connection with his duties under the Consulting Agreement. Finally, the Consulting Agreement includes certain restrictive covenants which limit Mr. Vereen's ability to compete with the Company or to divulge certain confidential information concerning the Company.

Compensation of Directors.

  All directors serving on the Board receive a fee of $500 per month. Board meetings are held monthly. Members of the Executive Committee (except Mr. Hunnicutt and Mr. Thomas) receive a fee of $300 per month, and members of the Audit Committee receive a fee of $200 per meeting. Mr. Wortman receives $200 per meeting for his services on the Executive Loan Committee and is the only member of the Executive Loan Committee to receive compensation for service thereon.

Compensation Committee Interlocks and Insider Participation.

  During 1999, Mr. Hunnicutt served as the Company's President and Chief Executive Officer and also served on the Compensation Committee. No other member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries.

  The Company and the Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with members of the Compensation Committee, including corporations, partnerships and other organizations in which such members have an interest. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms that were prevailing at the time such loans were made with respect to comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

  The Company's executive compensation programs are administered by the Compensation Committee. During 1999, the Compensation Committee was composed of Messrs. Vereen, Hunnicutt, Weltzbarker and Jeter.

  The Company's executive compensation is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The base salary for executives is determined in relation to their level of responsibility. Salary ranges are reviewed on an annual basis, taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Salaries are reviewed on an annual basis, and salary changes are based primarily upon individual performance.

  In reviewing the performance of Mr. Hunnicutt, the Company's President and Chief Executive Officer, the Compensation Committee took into account the Hunnicutt Employment Agreement, which establishes Mr. Hunnicutt's base compensation from year to year. The Company may consider and declare from time to time increases in Mr. Hunnicutt's base compensation, and if operating results of the Company are significantly less favorable in a given year, may decrease the base compensation of executive officers generally, including
Mr. Hunnicutt. In determining Mr. Hunnicutt's compensation, the Compensation Committee considered the effects of inflation, adjustments to the salaries of other senior management personnel, Mr. Hunnicutt's past performance and the contribution which he made to the business and profits of the Company during fiscal year 1999. The Company's performance in 1999 reflected net income of $9.0 million, or $1.03 per share of the Common Stock, an increase of 30% over net income for 1998 of $6.9 million. The Company's total assets increased from $725 million at December 31, 1998 to $789 million at December 31, 1999, an increase of 8.8%. The Company experienced an increase in total loans of 11% from $477 million in 1998 to $530 million in 1999 and an increase in total deposits of 1.3% from $633 million in 1998 to $641 million in 1999. The Company also maintained a net interest margin of 5.39% for 1999, which the Company believes is high by industry standards. Based on the Company's overall operating performance, the Compensation Committee increased Mr. Hunnicutt's base salary by $18,400 for the fiscal year ended December 31, 1999. Mr. Hunnicutt did not participate in the deliberations of the Compensation Committee concerning his compensation.

                    Submitted by the Compensation Committee

                             Eugene M. Vereen, Jr.
                             Kenneth J. Hunnicutt
                               Doyle Weltzbarker
                                Daniel B. Jeter

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Common Stock against the cumulative return of The NASDAQ Stock Market (U.S. Companies) and the index of Nasdaq Bank Stocks for the period commencing May 19, 1994 through December 31, 1999. In May 1994, the Company sold 747,500 shares of Common Stock pursuant to a registered public offering. Prior to the offering, quotations for the Common Stock were not reported on any market, and there was no established public trading market for the Common Stock. The graph shows the value at December 31, 1992, December 31, 1993, December 30, 1994, December 29, 1995, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 assuming an investment of $100 on May 19, 1994 and reinvestment of dividends and other distributions to shareholders.

                             [GRAPH APPEARS HERE]

                             12/1994 12/1995 12/1996 12/1997 12/1998 12/1999
                             ------- ------- ------- ------- ------- -------
ABC Bancorp                   $100.0  $162.9  $197.5  $295.5  $194.1  $202.6
Nasdaq Stock Market
   (US & Foreign)             $100.0  $140.4  $171.8  $209.8  $290.2  $531.7
Nasdaq Bank Stocks            $100.0  $149.0  $196.7  $329.4  $327.1  $314.4
   SIC 6020-6029,
   6710-6719 US & Foreign

Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 12/30/1994.

             PROPOSAL II: RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Company has appointed Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC ("Mauldin & Jenkins"), as its independent accountants for the fiscal year ended December 31, 1999. Mauldin & Jenkins has served as the Company's independent accountants since 1985. Services provided to the Company and its subsidiaries by Mauldin & Jenkins in the fiscal year ended December 31, 1998 included the examination of the Company's consolidated financial statements, limited review of quarterly reports, services related to filings with the Securities and Exchange Commission (the "SEC") and consultation with respect to various tax matters.

  Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

  Ratification of the appointment of Mauldin & Jenkins as the Company's independent accountants for the fiscal year ended December 31, 1999 requires the affirmative vote of a majority of votes cast by the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote. Unless otherwise specified, the proxy holders designated in the proxy will vote the shares covered thereby at the Annual Meeting "FOR" ratification of the appointment of Mauldin & Jenkins. In the event that the shareholders do not ratify the appointment of Mauldin & Jenkins, the appointment will be reconsidered by the Audit Committee and the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL II.

                             CERTAIN TRANSACTIONS

  The Company and the Banks have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Banks and their associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. At December 31, 1999, certain executive officers and directors, and companies in which, as of such date, such executive officers and directors had a 10% or more beneficial interest, were indebted to the Banks in the aggregate amount of approximately $8,175,920. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

  Since November 1, 1991, the Company has leased a building from Mr. Hunnicutt and an unrelated third party that is used as the Company's operations center in Moultrie, Georgia. On November 1, 1996, the Company renewed the lease increasing the rent payments from $2,500 to $3,334 per month. After renovations and an addition to such building, this lease was extended and rent payments were increased beginning October 1, 1998 to $5,666.67 per month. Rent payments under the extended lease, which expires on November 1, 2003, totaled $68,000 for 1999.

  Since February 1996, the Company has leased a building from Mr. Hunnicutt and an unrelated third party that is used for storage and office space for the Company's Facilities Manager in Moultrie, Georgia. The lease for this space is on a month-to-month basis, with annual rent payments of $7,200, payable in monthly installments of $600 each.

                             SECTION 16 REPORTING

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all of the Company's officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements.

                                 OTHER MATTERS

  The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

                             SHAREHOLDER PROPOSALS

  Any shareholder proposal intended to be presented at the 2001 Annual Meeting of Shareholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, not later than November 17, 2000. Any such proposal must comply in all respects with the rules and regulations of the SEC.

                           ANNUAL REPORT ON FORM 10-K

  A copy of the Company's Annual Report is enclosed with this Proxy Statement. The Annual Report is not a part of the proxy soliciting material enclosed herewith. The Company's Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 1999 will be filed with the SEC prior to the Annual Meeting. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and the footnotes thereto. Copies of exhibits to the Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

                             By Order of the Board of Directors

                             /s/ Doyle Weltzbarker
                             Doyle Weltzbarker, Chairman
Moultrie, Georgia
March 21, 2000

                                  ABC BANCORP
                310 FIRST STREET, S.E. MOULTRIE, GEORGIA 31768

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints DOYLE WELTZBARKER and KENNETH J. HUNNICUTT, and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders of ABC Bancorp (the "Annual Meeting") to be held on Tuesday, May 9, 2000, at Sunset Country Club, Thomasville Highway, Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postpone thereof, and hereby authorizes them to vote as designated below at the Annual Meeting all the shares of Common Stock of ABC Bancorp held of record by the undersigned as of March 10, 2000. The undersigned hereby acknowledges receipt of the Annual Report of the Company for the fiscal year ended December 31, 1999 and the Notice of Annual Meeting and Proxy Statement of the Company for the Annual Meeting.

I. Election of the following nominees to the Board of Directors in Class I for three-year terms of office:

  For all nominees                         Withhold authority
  listed below (except                     to vote for all
  as marked to the                         nominees listed
  contrary below)   [_]                    below             [_]

                                   Class II
                                   --------

      Eugene M. Vereen, Jr.      Kenneth J. Hunnicutt     Doyle Weltzbarker

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW.

-------------------------------------------------------------------------------
IF THIS PROXY IS EXECUTED BY THE UNDERSIGNED IN SUCH MANNER AS NOT TO WITHHOLD
 AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, THIS PROXY SHALL BE DEEMED
                           TO GRANT SUCH AUTHORITY.

II. To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company's independent accountants for the fiscal year ended December 31, 1999

  [_] FOR                          [_] AGAINST                       [_] ABSTAIN

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE AND IN THE DISCRETION OF THE
 PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL
                                   MEETING.


  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                                              Print Name(s) ___________________

                                              Signature _______________________

                                              Signature if
                                                Held Jointly __________________

                                              Dated: ____________________, 2000

                                                Please date and sign in the
                                              same manner in which your shares
                                              are registered. When signing as
                                              executor, administrator,
                                              trustee, guardian, attorney or
                                              corporate officer, please give
                                              full title as such. Joint owners
                                              should each sign.

                                       i